FFI ANNOUNCES EMERGENCE AS A PURE-PLAY PEO

INDIANAPOLIS, INDIANA – December 15, 2008 - Fortune Industries, Inc. (AMEX:FFI) (the “Company”) announced today that it completed a transaction with an effective date of November 30, 2008 (the “Transaction”) to sell all of the outstanding shares of common stock of its non-PEO subsidiaries.

“Fortune Industries has gone from a diversified company to a focused Professional Employer Organization (PEO),” stated John Fisbeck, CEO. “By selling the non-PEO subsidiaries, we eliminate the extreme seasonal volatility of our business that has been a substantial issue for us since we acquired James H Drew and expanded our wireless business in 2004. Beginning December 1, 2008, we will be able to focus our human capital and financial resources on the profitability of the PEO segment that has historically generated operating income and strong cash flows from operations. We feel this segment has the best opportunity for growth for the shareholders for the next 10 years, and believe the Company will have positive earnings for the newly-proposed year ending June 30, 2009.” Additionally, the Company will retain approximately $13 million in net operating losses that can be utilized against future earnings of the Company.

The shares were sold in exchange for a $10 million reduction in the outstanding balance of the $32 million Term Loan Note due to the majority shareholder, and a three year Promissory Note receivable in the amount of $3.5 million, subject to a working capital adjustment to be determined. Additionally, the majority shareholder received 217,000 shares of Series C Preferred Stock as consideration for the cancellation of the balance of the Term Loan Note in the amount of $21.7 million, and received 2.2 million warrants with a ten-year term and exercise price of $ .40 per share.

The attached Unaudited Pro Forma Condensed Balance Sheet shows $18.6 million shareholders' equity, $2.7 million tangible net worth, and $2.5 million cash. The PEO segment of the Company had revenue of $75 million for the twelve months ended August 31, 2008, and based on current budget projections, the Company is forecasting $2 million of free cash flow for the next twelve months, from December 1, 2008.

Pending shareholder approval, the Company plans to change its name to Fortune Employer Solutions, and change its fiscal year end to June 30.

The current executive officers will continue to serve in their positions after the Transaction. CEO John Fisbeck and COO Andy Rayl have amended their employment agreements to reflect a fifty and forty-five percent salary reduction, respectively. Per the terms of the new agreements, Mr. Fisbeck and Mr. Rayl will vest in 200,000 shares of the Company common stock effective December 11, 2008, that were originally issued as restricted shares in their prior employment agreements. In addition, the majority shareholder converted 79,180 shares of Series B Preferred Stock to 79,180 shares of Series C Preferred Stock, resulting in a dividend reduction from $10 per share annually to $5 per share annually.

At the request of the independent Directors, the Company received a fairness opinion from an independent financial advisor concluding that the consideration received by the Company in connection with the Transaction is fair to the Company’s shareholders as a group from a financial point of view. The subsidiaries were sold to related party entities owned by the Company’s two majority shareholders.

The Company received a Going Concern note from its independent auditors in its 10-K filed December 15, 2008. However, the Company believes by selling the subsidiaries in the four segments that overall have been underperforming and require a higher level of working capital investment, the Company will be able to start generating positive cash flows immediately. Additionally, the conversion of the outstanding debt to preferred stock by the Company’s majority shareholder will also result in a significant decrease in the debt service requirements in 2009.

For further information regarding the Transaction, please refer to the Company’s Current Report on Form 8-K filed on December 15, 2008.

About Fortune Industries, Inc.

Fortune Industries, Inc. is focused as a professional employer organization (PEO) to small and medium sized businesses in 49 states, including human resource consulting & management, employee assessment, training, and benefits administration.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended August 31, 2008. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.

Carrie Fitzsimons, General Counsel
(317) 532-1374

The accompanying unaudited condensed consolidated balance sheet gives effect to the sale as if the sale had been completed on August 31, 2008.

Fortune Industries, Inc.
Unaudited Pro Forma Condensed Balance Sheet
August 31, 2008
(Dollars in Thousands)

Current Assets
Cash and equivalents	$ 2,580
Restricted cash	5,370
Accounts receivable, net	3,375
Other current assets	3,151

Total Current Assets	14,476

Other Assets
Property, plant and equipment, net	1,103
Goodwill and other intangible assets, net	15,941
Term note receivable	3,172
Other long-term assets	125

Total Other Assets	20,341

Total Assets	$ 34,817

Current Liabilities
Accounts payable	$ 705
Health and workers' compensation reserves	5,250
Accrued expenses	9,308
Other current liabilities	97

Total Current Liabilities	15,360

Long-term Liabilities	866

Total Liabilities	16,226

Shareholders Equity
Common stock	1,065
Preferred stock	29,618
Additional paid-in capital and warrants outstanding	19,597
Accumulated deficit	(31,881)
Accumulated comprehensive income	192

Total Shareholders' Equity	18,591

Total Liabilities and Shareholders' Equity	$ 34,817